Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of February 13, 2017, by and among Windtree Therapeutics, Inc., a Delaware corporation, with headquarters located at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (the "Company") and the persons listed on Schedule I attached hereto (each, a "Buyer" and, collectively, the "Buyers").

WHEREAS:

A.     The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act;

B.     Each Buyer wishes to purchase, and the Company wishes to sell to such Buyer, upon the terms and conditions stated in this Agreement, that certain number of units (each, a "Unit" and, collectively, the "Units") set forth next to such Buyer's name on Schedule I attached hereto, each Unit consisting of: (i) one share of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (each, a "Preferred Share" and, collectively, the "Preferred Shares") and (ii) 1,000 Series A-1 Warrants, in substantially the form attached hereto as Exhibit A (each, a "Warrant" and, collectively, the "Warrants"), to acquire one share of common stock, par value $0.001 per share, of the Company (the "Common Stock") (as exercised, each, a "Warrant Share" and, collectively, the "Warrant Shares");

C.     Contemporaneously with the execution and delivery of this Agreement, the Company is filing a Certificate of Designation of the Series A Convertible Preferred Stock (the "Certificate of Designation"), substantially in the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware;

D.     Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Warrant Shares and the Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws; and

E.     The Units, Preferred Shares, Conversion Shares, Warrants and Warrant Shares are referred to herein, collectively, as the "Securities".

NOW, THEREFORE, the Company and the Buyers hereby agree as follows:

1.	PURCHASE AND SALE OF UNITS

(a)     Purchase of Units. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyers, and the Buyers agree to purchase from the Company, severally, but not jointly, on one or more Closing Date(s) (as defined below), the number of Units set forth on Schedule I.

(b)     Purchase Price. The purchase price for the Units shall be $1,495 per Unit and the aggregate purchase price for the number of Units to be purchased by each Buyer shall be as set forth on Schedule I (the "Purchase Price").

(c)     Closing Date. The date and time of the Closing(s) (each a "Closing Date") shall be such date and time as is agreed to by the Company and the Buyers. The Company and the Buyers may agree to multiple Closing Dates.

(d)     Form of Payment. On the Closing Date applicable to each Buyer, (i) such Buyer shall pay its respective Purchase Price to the Company for the Units to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions (or, if applicable, in lieu of cash, Units may be delivered in consideration of certain development services provided), and (ii) the Company shall instruct its transfer agent to record in the Company's books and records, the number of Preferred Shares and Warrants issued and sold to such Buyer at the Closing.

2.            BUYER REPRESENTATIONS, WARRANTIES AND COVENANTS.

Each Buyer represents and warrants to the Company for itself and for no other Buyer that as of the date hereof and as of the Closing Date applicable to such Buyer (unless as of a specified date therein):

(a)     Organization and Qualification. Such Buyer is a natural person, or an entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate, partnership, limited liability company or similar power and authorization to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Warrants, the Certificate of Designation and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents").

(b)     No Public Sale or Distribution. Such Buyer is (i) acquiring the Units, (ii) upon conversion of the Preferred Shares will acquire the Conversion Shares and (iii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act and such Buyer does not have a present arrangement to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(c)     Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. Such Buyer hereby represents that (i) such Buyer was contacted regarding the sale of the Securities by the Company (or an authorized agent or representative thereof) with whom such Buyer had a prior substantial pre-existing relationship and (ii) no Securities were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith, such Buyer did not: (X) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (Y) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising. Such Buyer is not itself a "broker" or a "dealer" as defined in the Securities Exchange Act of 1934, as amended (the "1934 Act") and is not an "affiliate" of the Company as defined in Rule 405 promulgated under the 1933 Act.

(d)     Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e)     Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)     No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)     Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) such Buyer shall have delivered to the Company a representation letter, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, such as pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (which for purposes of this Agreement means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(g); provided, that in order to make any sale, transfer or assignment of Securities, such Buyer and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(h)     Legends. Such Buyer understands that the Preferred Shares and the Warrants shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

(i)     Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies. The persons signing on behalf of such Buyer hereby warrant and represent that they have the authority to execute and deliver this Agreement on behalf of such Buyer.

(j)     No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(k)     State of Organization. The information relating to such Buyer's state of organization and the address of its principal place of business, or if such Buyer is a natural person, the address of its primary residence, as set forth on Schedule I, is correct and complete.

(l)     Illegal Transactions. Such Buyer has not, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with such Buyer, has engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Buyer was first contacted by the Company regarding the investment in the Company contemplated by this Agreement. Such Buyer covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Buyer will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. "Short Sales" include, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

(m)     No Brokers. Such Buyer represents and warrants that it has not "engaged," "consented to" or "authorized" any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Such Buyer agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of such Buyer.

(n)     Reliance on Representations. Such Buyer acknowledges that the Company and its counsel are entitled to rely on the representations and warranties made herein and otherwise requested by the Company for use in preparation of the Registration Statement to be filed by the Company pursuant to Registration Rights Agreement. All such information shall be true, correct and complete as of the date of this Agreement, the Closing Date applicable for such Buyer and the filing date for any such Registration Statement. Such Buyer will notify the Company of any change in any such information until such time as the Company is no longer required to keep the Registration Statement effective.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Buyer as of the date hereof and as of the Closing Date applicable to each Buyer (unless as of a specified date therein) that:

(a)     Organization and Qualification. Each of the Company and its "Subsidiaries" (which for purposes of this Agreement means any entity (i) in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest and (ii) which has operations and material assets) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has no Subsidiaries other than its presently inactive subsidiary, Discovery Laboratories, Inc., formerly known as Acute Therapeutics, Inc. Unless the context otherwise requires, all references to the “Company” in this Agreement include Windtree Therapeutics, Inc. and its Subsidiary, Discovery Laboratories, Inc. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, taken as a whole, or on the transactions contemplated hereby and by the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that changes relating to (i) the economy in general, (ii) the Company’s industry in general, (iii) the Company’s working capital and liquidity or (iv) the listing of the Common Stock on the Nasdaq Stock Market ("NASDAQ") shall not in itself be deemed to arise to a Material Adverse Effect.

(b)     Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Preferred Shares and the Warrants and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion of the Preferred Shares or the exercise of the Warrants, as applicable, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies.

(c)     Issuance of Securities. The Preferred Shares and the Warrants are duly authorized and, upon issuance in accordance with the terms hereof and receipt by the Company of the Purchase Price therefor, shall be validly issued and free from all taxes, liens and charges (other than arising under federal or state securities or "blue sky" laws and regulations) with respect to the issue thereof and the Preferred Shares shall be fully paid and nonassessable. As of the Closing Date, the Company shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals the number of Conversion Shares plus Warrant Shares. The Company shall, so long as any of the Preferred Shares or Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of Preferred Shares and the exercise of the Warrants, 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants (subject to reduction from time to time for Common Stock issued upon conversion of Preferred Shares or exercise of the Warrants). A form of an instruction letter to the Company's Common Stock transfer agent instructing the transfer agent to reserve 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants is attached hereto as Exhibit D. Upon conversion of the Preferred Shares in accordance with the Certificate of Designation, or upon exercise in accordance with the Warrants, the Conversion Shares and/or the Warrant Shares, as applicable, will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than arising under federal or state securities or "blue sky" laws and regulations), with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of Buyer contained in Section 2 of this Agreement, issuance by the Company of the Securities contemplated by this Agreement are exempt from the registration requirements of the 1933 Act.

(d)     No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Preferred Shares and Warrants and reservation for issuance and issuance of the Conversion Shares and Warrant Shares) will not (i) result in a violation of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or Amended and Restated Bylaws (the "Bylaws") of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the securities exchange or securities quotation service where the Common Stock is principally listed or quoted for trading (the "Principal Market")) applicable to the Company or by which any property or asset of the Company is bound or affected, except in the case of clauses (i) through (iii), above, for such matters which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)     Consents. Except for (i) the filing of the Certificate of Designation with the Delaware Secretary of State, (ii) the filing of a Notice of Additional Listing with NASDAQ (which the Company will file with NASDAQ no later than the first Closing Date), (iii) registration of the Conversion Shares and the Warrant Shares issuable upon exercise of the Warrants under the 1933 Act pursuant to the Registration Rights Agreement, (iv) such consents, notifications, approvals, authorizations, registrations or qualifications as may be required under the 1934 Act and applicable state securities or "blue sky" laws in connection with the purchase of the Securities by Buyer, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms thereof. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f)     Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby and that, except to the extent set forth in Schedule I, the Buyer is not (i) an officer or director of the Company, (ii) an "affiliate" of the Company (as defined in Rule 144) or (iii) to the Knowledge of the Company (defined below), a "beneficial owner" of more than 10% of the Common Stock (as defined for purposes of Rule 13d-3 of the 1934 Act). The Company further acknowledges that, except to the extent set forth in Schedule I, the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby, and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Buyer's purchase of the Securities. The Company further represents to the Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives. For the purposes of this Agreement, the term "Knowledge of the Company" shall mean the knowledge, after due inquiry, of the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and General Counsel, the Senior Vice President and Chief Development Officer and any other Senior Vice President or person holding comparable positions in the Company.

(g)     No General Solicitation. Neither the Company, nor any of its affiliates, nor, to the Knowledge of the Company, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(h)     No Integrated Offering. None of the Company or any of its affiliates, and any Person acting on their behalf has taken any action to sell, offer for sale or solicit offers to buy any securities of the Company which would require registration of any of the Securities under Section 5 of the 1933 Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the 1933 Act. The Company has offered securities for sale only to "accredited investors" within the meaning of Rule 501 under the 1933 Act. None of the Company, its affiliates and any Person acting on their behalf will take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings, for purposes of the 1933 Act or the requirements of the Principal Market.

(i)     SEC Documents; Financial Statements. During the two years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the first Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file any reports or other documents with the SEC. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). With respect to the transactions contemplated by this Agreement, none of the information referred to in Section 2(e) of this Agreement provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(j)     Absence of Certain Changes. Except as disclosed in the SEC Documents and Schedule 3(j), since September 30, 2016, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company. Except as disclosed in the SEC Documents and Schedule 3(j), since September 30, 2016, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $1,000,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(k)    No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by this Agreement, no material event, liability, development or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(l)     Conduct of Business; Regulatory Permits. The Company is not in violation of any term of or in default under the Certificate of Incorporation or Bylaws. Except as disclosed in the SEC Documents and Schedule 3(l), to the Knowledge of the Company, the Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2016, (i) the Common Stock has been designated for quotation or listed on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except as disclosed in Schedule 3(l), the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the violation of a rule or the suspension or delisting of the Common Stock from the Principal Market. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of the Company, the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m)     Foreign Corrupt Practices. To the Knowledge of the Company, neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company knowingly and intentionally (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n)     Sarbanes-Oxley Act. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)     Transactions With Affiliates. Except as set forth in the SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company that would be required to be disclosed in the SEC Documents under Item 404 of Regulation S-K under the 1933 Act.

(p)     Equity Capitalization. The Company's equity capitalization, on a fully diluted basis, as of September 30, 2016 is set forth on Schedule 3(p). All outstanding shares set forth therein have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(p) or as described in or contemplated by the SEC Documents: (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) except for Indebtedness of the Company incurred in the ordinary course of business of the Company, which in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing material Indebtedness of the Company or by which the Company is or may become bound; (iv) except for financing statements related to Indebtedness of the Company described in the SEC Documents, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (viii) the Company has no material liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(q)     Absence of Litigation. Except as described in the SEC Documents, there are no actions, suits, proceedings, inquiries or investigations before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors, whether of a civil or criminal nature or otherwise, which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

(r)     Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is are engaged. The Company has not received any notice or obtained any Knowledge of circumstances indicating that it will not be able to renew its existing insurance coverage (modified to the extent deemed prudent and customary by the management of the Company) as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is commercially reasonable and not reasonably likely to result in a Material Adverse Effect.

(s)     Employee Relations. The Company believes that its relations with its employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any restrictive covenant to which the Company and such executive are parties, and, to the Knowledge of the Company, the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)     Title. Except as described in or contemplated by the SEC Documents, the Company has good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company. The Company owns no real property.

(u)     Intellectual Property Rights. The Company owns or licenses all the proprietary rights ("Intellectual Property Rights") which are necessary for the business of the Company as now conducted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Except for any infringement, claim, action, proceeding, or other circumstance that would not reasonably be expected to have a Material Adverse Effect, the Company does not have any Knowledge of (i) any infringement by the Company of Intellectual Property Rights of others, (ii) there is no claim, action or proceeding being made, brought or threatened against the Company regarding its Intellectual Property Rights, (iii) any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(v)     Environmental Laws. To the Knowledge of the Company, the Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(w)     Tax Status. The Company (i) has made or timely filed all federal and material state income and other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of any taxes payable for periods subsequent to the periods to which such returns, reports or declarations apply. To the Knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due and payable by the taxing authority of any jurisdiction and no factual basis for any such claim.

(x)     Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles (GAAP) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(y)     Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed and that would be reasonably likely to have a Material Adverse Effect.

(z)     Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(aa)     Disclosure. The Company confirms that, with the exception of the transactions contemplated by this Agreement, neither it nor, to the Knowledge of the Company, any other Person acting on its behalf has provided the Buyer or its agents or counsel with any information that constitutes material, nonpublic information. The Company understands and confirms that the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided by the Company to the Buyer regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no event or circumstance has occurred or information exists with respect to the Company or any Subsidiary or either of its or their respective business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act). The Company acknowledges and agrees that the Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

(bb)     No Implied Representations. All of the Company’s representations and warranties are contained in this Agreement, and no other representations or warranties by the Company shall be implied.

4.	COVENANTS.

(a)     Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 5, 6 and 7 of this Agreement.

(b)     Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D. The Company, on or before the first Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyer pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States only in such jurisdictions as Buyer shall reasonably request following the Closing Date applicable to such Buyer.

(c)     Reporting Status. Until the date which is the later of the date on which (i) the Investor (as defined in the Registration Rights Agreement) shall have sold all the Conversion Shares and Warrant Shares and the Preferred Shares and Warrants are no longer outstanding or (ii) the Company is no longer obligated under the Registration Rights Agreement to maintain the registration statement filed thereunder (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)     Financial Information. At an Investor's written request, the Company agrees to send the following to any requesting Investor during the Reporting Period, within two (2) Business Days after such written request, unless it is filed with the SEC and available to the public through the SEC's EDGAR system: (i) a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, and (ii) copies of any notices and other information made available or given to the stockholders of the Company generally. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which the Primary Market or commercial banks in The City of New York are authorized or required by law to remain closed.

(e)     Listing. The Company shall use commercially reasonable efforts to maintain the Common Stock's listing on NASDAQ. If after using commercially reasonable efforts the Company is unable to maintain such listing on NASDAQ, the Company shall use commercially reasonable efforts to provide that the Common Stock is quoted for trading on the over-the-counter market.

(f)     Disclosure of Transactions and Other Material Information. The Company shall, on or before 8:30 a.m., New York City Time, no later than the first Business Day after the first Closing Date, issue a press release (the "Press Release") disclosing the material terms of the transactions contemplated hereby. The Company shall provide the Buyer an advance copy of the Press Release and agrees to consider comments that the Buyer may provide but shall nevertheless be entitled to make such disclosure as it deems appropriate to meet its disclosure obligations under the 1934 Act. On or before 8:30 a.m., New York City Time, no later than the third Business Day following the first Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act (the "8-K Filing"). From and after the issuance of the Press Release, the Company shall ensure that the Buyer shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall not, and shall cause each of its officers, directors, employees and agents not to, provide the Buyer with any material, nonpublic information regarding the Company from and after the filing of the Press Release without the express written consent of the Buyer pursuant to a Confidentiality and Nondisclosure Agreement.

(g)     Conduct of Business. The Company shall use commercially reasonable efforts to conduct its business to avoid violations of any law, ordinance or regulation of any governmental entity, except where such violations would not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(h)     Reservation of Shares. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents (the "Required Minimum"). If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 120th day after such date; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

5.            TRANSFER RESTRICTIONS; TRANSFER AGENT INSTRUCTIONS.

(a)     Transfer Restrictions. If (i) all or any Preferred Shares are converted at a time when there is an effective registration statement to cover the issuance or resale of the Conversion Shares underlying the Preferred Shares or Rule 144 is available for resale of such Conversion Shares underlying the Preferred Shares without volume or manner of sale restrictions, the Conversion Shares underlying the Preferred Shares issued pursuant to any such conversion shall be issued free of all legends, provided that, in the case of legend-free issuance in reliance on Rule 144, the Holder provides a representation letter in the form and substance reasonably acceptable to the Company that such Conversion Shares may be issued without a restrictive legend, and (ii) all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares or if the Warrant is exercised via cashless exercise and the applicable non-affiliate holding period under Rule 144 has been met, the Warrant Shares issued pursuant to any such exercise shall be issued free of all legends, provided that, in the case of legend-free issuance in reliance on Rule 144, the Holder provides a representation letter in the form and substance reasonably acceptable to the Company that such Warrant Shares may be issued without a restrictive legend.

(b)     Breach. The Company acknowledges that a breach by it of its obligations under this Section 5 will cause irreparable harm to the Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.             CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Units to a Buyer at the Closing is subject to the satisfaction by such Buyer, at or before the first Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing such Buyer with prior written notice thereof:

(a)     Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)     Such Buyer shall have delivered to the Company the Purchase Price for the Units being purchased by such Buyer on the Closing Date applicable to such Buyer by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company (or, if applicable, in lieu of cash, Units may be delivered in consideration of certain development services provided).

(c)     The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date applicable to such Buyer as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date applicable to such Buyer.

7.             CONDITIONS TO A BUYER'S OBLIGATION TO PURCHASE.

The obligation of a Buyer to purchase the Units on the Closing Date applicable to such Buyer is subject to the satisfaction by such Buyer, at or before the Closing Date applicable to such Buyer, of each of the following conditions, provided that these conditions are for such Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)     The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Preferred Shares (in such amounts as such Buyer shall request) and the related Warrants (in such amounts as such Buyer shall request) being purchased by such Buyer on the Closing Date applicable to such Buyer pursuant to this Agreement.

(b)     The Company shall have filed the Certificate of Designation with the Delaware Secretary of State, and such Certificate of Designation shall have been effective.

(c)     The Company shall have entered into Securities Purchase Agreements for an aggregate investment of at least $10,000,000.

(d)     The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.

(e)     The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Units.

(f)     The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.              TERMINATION.  In the event that on a Closing Date the Company or the Buyer has failed to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party has failed to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party without liability of any party to any other party.

9.             MISCELLANEOUS.

(a)     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)     Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)     Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)     Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Common Shares then outstanding.

(f)     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Telephone:     (215) 488-9300

Facsimile:     (215) 488-9557

Attention:     Legal Department

Email:          MTempleton@Windtreetx.com

Attention: Finance Department

Email:          JTattory@Windtreetx.com

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Telephone:     (212) 398-5787

Facsimile:     (212) 768-6800

Attention:     Ira L. Kotel

Email:           ira.kotel@dentons.com

If to the Buyer:

[As set forth on Schedule I]

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(h)     No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)     Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing and the delivery and exercise of Securities, as applicable.

(j)     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)     Indemnification. In consideration of the Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer, any affiliate of Buyer and each of their respective partners, members, officers, directors, employees and investors and any of the foregoing Persons' accounting and legal representatives retained in connection with the transactions contemplated by this Agreement (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any certificate, instrument or document contemplated thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l)     Participation in Future Financing.

(i)     During the period ending on the first anniversary of this Agreement, upon any issuance by the Company of Common Stock, Common Stock equivalents, or a combination thereof for cash consideration in a bona fide capital raising transaction (a “Subsequent Financing”), each Buyer shall have the right to participate in the Subsequent Financing to maintain the same Beneficial Ownership Percentage (as defined below) immediately after the Subsequent Financing that such Buyer had immediately prior to the Subsequent Financing. This participation right entitles the Buyer to participate in the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing. The Company shall use commercially reasonable efforts to structure such Subsequent Financing to accommodate investments from Buyers who may wish to remain within the Beneficial Ownership Limitation as defined in the Preferred Stock Designation of Preferences, Rights and Limitations and the Warrants (i.e., by offering common stock equivalents to Buyers that would not cause such Buyers to exceed their Beneficial Ownership Limitation).

(ii)     At least six (6) trading days prior to the closing of the Subsequent Financing, the Company shall deliver to each Buyer a written notice of its intention to effect the Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask each Buyer if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of a Buyer, the Company shall promptly, but no later than one (1) trading day after such request, deliver a Subsequent Financing Notice to such Buyer.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(iii)      Any Buyer desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) trading day after all Buyers have received the Pre-Notice that such Buyer is willing to participate in the Subsequent Financing, the amount of such Buyer’s participation, and representing and warranting that such Buyer has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Company receives no such notice from a Buyer as of such fifth (5th) trading day, such Buyer shall be deemed to have notified the Company that it does not elect to participate. At any time on or after 5:30 p.m. (New York City time) on the fifth (5th) trading day after all of the Buyers have received the Pre-Notice, the Company may effect the Subsequent Financing on the terms and with the Person(s) set forth in the Subsequent Financing Notice.

(iv)     To the extent one or more Buyers decline all or part of their participation right under this Section 9(l), then the Company shall offer the securities purchasable under such declined participation right (the "Refused Securities"), to each Buyer that elected to participate in the Subsequent Financing to the maximum amount originally allocated to such Buyer (each such Buyer, referred to as an "Eligible Buyer" and such offer of the Refused Securities, referred to as the "Subsequent Financing Re-allocation"). Each Eligible Buyer shall be entitled to participate in the Subsequent Financing Re-allocation on a pro rata basis based on such Eligible Buyer’s participation (expressed as a percent) in the original offering provided under this Agreement. The Company shall effect the Subsequent Financing Re-allocation, if any, by providing a notice (the "Re-allocation Notice") to each Eligible Buyer not later than one (1) trading day prior to closing of the Subsequent Financing, and such notice shall set forth the number of Refused Securities offered to such Eligible Buyer. Any Eligible Buyer desiring to purchase any Refused Securities offered to them under the Subsequent Financing Re-allocation must provide written notice to the Company by not later than 10:00 a.m. on next trading day after the Company provides the Re-allocation Notice to the Eligible Buyers. If the Company does not receive a written notice from an Eligible Buyer by such time, such Eligible Buyer shall be deemed to have notified the Company that it does not elect to participate in the Subsequent Financing Re-allocation.

(v)     For the avoidance of doubt and notwithstanding the foregoing, this Section 9(l) shall not apply in respect of (1) any transactions pursuant to that certain At-The-Market Equity Offering Sales Agreement dated as of February 11, 2013, as amended from time to time, between the Company and Stifel, Nicolaus & Company, Incorporated, (2) the issuance of shares of Common Stock, options to acquire shares of Common Stock or other awards granted pursuant to the Company’s benefit plans, as such plans may be amended, (3) the issuance of shares of Common Stock upon the exercise of any such options or other awards, (4) the issuance of shares of Common Stock pursuant to any options, warrants or convertible instrument outstanding as of the date of this Agreement, or the issuance in a Subsequent Financing of any shares of convertible preferred stock and warrants to purchase Common Stock pursuant to a stock purchase agreement in an amount of up to $2 million, (5) the issuance of up to 1 million shares of Common Stock to consultants or other service providers of the Company in consideration for services rendered, or (6) the issuance of Common Stock or Common Stock equivalents, including convertible instruments (and issuance of Common Stock pursuant to the terms of such convertible instrument) in connection with strategic alliances involving the Company and other entities, including, without limitation, joint venture, co-marketing, co-development or other collaboration arrangements.

(vi)     For the purposes of this Section 9(l), Beneficial Ownership Percentage of each Buyer shall be calculated on a partially diluted basis, without regard to any beneficial ownership limitation provisions applicable to the Buyer, by dividing the sum of (1) the number of shares of Common Stock held by such Buyer, plus (2) the number of shares of Common Stock issuable upon conversion of all shares of convertible preferred stock of the Company held by such Buyer, and plus (3) the number of shares of Common Stock issuable upon exercise of warrants held by such Buyer with respect to the exercise price of which has been fully paid, by the sum of (A) the number of shares of common stock outstanding, plus (B) the number of shares of Common Stock issuable upon conversion of all shares of convertible preferred stock of the Company, plus (C) the number of shares of Common Stock issuable upon exercise of warrants the exercise price of which has been fully paid.

(m)     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)     Remedies. The Buyer shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature pages to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
WINDTREE THERAPEUTICS, INC.

By:	/s/ Craig Fraser
Name: Craig Fraser
Title: President and Chief Executive Officer

BUYER:

By:
Name:
Title:

EXHIBITS

Exhibit A     Form of Warrant

Exhibit B     Form of Series A Preferred Stock Certificate of Designation

Exhibit C     Form of Registration Rights Agreement

Exhibit D     Form of Transfer Agent Instruction Letter re Share Reservation

EXHIBIT A

FORM OF WARRANT

EXHIBIT B

FORM OF SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF TRANSFER AGENT INSTRUCTION LETTER RE SHARE RESERVATION

SCHEDULES

Schedule I – For each Buyer, such Buyer’s name and address (including for corporate entities, the principal place of business, or if Buyer is a natural person, the address of Buyer’s primary residence), including facsimile and email address, state of organization, individual Beneficial Ownership Limitation, any position that the Buyer holds with the Company.

Schedule 3(j) - Absence of Certain Changes

Schedule 3(l) - Communication from the SEC or the Principal Market, suspension or delisting

Schedule 3(p) - Equity Capitalization

SCHEDULE I

BUYERS

Buyer	Principal Place of Business/Primary Residence	Telephone/ Facsimile	Email Address	State of Organization	Number of Units	Number of Preferred shares	Conversion Shares	Number of Warrants	Price per Unit	Aggregate Purchase Price	Beneficial Ownership Limitation	Position Buyer holds with the Company	Tax ID or SSN

Schedule 3(j)

Absence of Certain Changes

None

Schedule 3(l)

Communication from the SEC or the Principal Market, suspension or delisting

Correspondence re: potential Nasdaq delisting

On May 19, 2016, Windtree Therapeutics, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market.  Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000.  In the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, the Company reported stockholders’ equity of ($4,977,000), which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1).  Further, as of May 19, 2016, the Company had not met the alternative compliance standards under Nasdaq Listing Rule 5550(b) of (i) a market value of listed securities of at least $35,000,000, or (ii) net income of $500,000 from continuing operations.

The Company submitted its plan to regain compliance with the Nasdaq Listing Rule on July 5, 2016 and, on July 12, 2016, the Staff notified the Company that it has determined to grant the Company an extension until November 15, 2016 to evidence compliance with the Minimum Stockholders’ Equity Rule. Under the terms of the extension, the Company was required to regain compliance with the Minimum Stockholders’ Equity Rule no later than November 15, 2016. The Company failed to regain compliance on o before November 15, 2016

 On November 16, 2016, the Company received a written notice from the Listing Qualifications Department of Nasdaq notifying the Company that it had not met the terms of the extension and as a result, the Company’s common stock was subject to delisting from Nasdaq. The Company requested a hearing before a Hearings Panel (the “Panel”) pursuant to the procedures set forth in Nasdaq Listing Rule 5800 Series, which automatically stayed the delisting of the Company’s common stock pending the issuance of the Panel’s decision.

 The Company submitted to Nasdaq its plan to regain compliance and various other documents and appeared before the Panel on January 12, 2017.

 On January 18, 2017, the Company was notified by Nasdaq that the Panel had determined to allow the Company’s listing on Nasdaq to continue until May 15, 2017. During the extension, the Company is required to provide the Panel interim reports of its progress toward regaining compliance. The Panel will evaluate each of the Company’s reports and may delist the Company if it fails to demonstrate a reasonable likelihood of regaining compliance on or before May 15, 2017. Should the Company fail to demonstrate full compliance with the minimum $2.5 million stockholders’ equity requirement by May 15, 2017, the Panel will issue a final delist determination and the Company will be suspended from trading on Nasdaq

Schedule 3(p)

Equity Capitalization
in thousands of shares	September 30, 2016

Common Stock Outstanding	8,476
Prefunded Warrants	2,857
Other Warrants	5,399
Options and Restricted Stock Units	1,159
Fully Diluted Equity Capitalization	17,891